Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 10, 2018, by and between JEFFREY I. MOORE (“Executive”), and Mt Melrose, LLC, d.b.a. Mt Melrose II, LLC (the “Company”), a Delaware limited liability company with its principle office located at 647 N. Limestone, Lexington, KY 40508 that is a wholly-owned subsidiary of Sitestar Corporation (“Sitestar”).

R E C I T A L S

WHEREAS, the Company is currently engaged in the business of owning and managing a portfolio of real estate in Lexington, Kentucky (the “Business”); and

WHEREAS, Sitestar has entered into that certain Master Real Estate Asset Purchase Agreement (the “Purchase Agreement”) with Mt. Melrose, LLC, a Kentucky limited liability company of which Executive is the Managing Member, pursuant to which Mt. Melrose, LLC has agreed to sell, convey and deed to the Company certain real estate and other assets, all as provided in such Purchase Agreement; and

WHEREAS, the Company believes that Executive’s experience and skills would be beneficial to the Business, and the Company desires to employ Executive as its President, all under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.	Employment of Executive

The Company hereby employs Executive as the Company’s President, and Executive hereby accepts such employment and agrees to act in such capacity, all in accordance with the terms and conditions of this Agreement. This Agreement shall become effective upon, and Executive’s employment hereunder shall commence as of, the execution and delivery of this Agreement by the Company and Executive (the “Effective Date”), and shall replace and supersede any and all other understandings and employment contracts between the parties in accordance with the terms set forth herein.

2.	Duties

During the term of his employment, Executive will perform such duties as either the Board of Sitestar or the Chief Executive Officer of Sitestar may prescribe from time to time, consistent with Executive’s title, and Executive shall report to the Board of Sitestar and the Chief Executive Officer of Sitestar. Executive agrees that during the term of his employment, he will devote his reasonable best efforts (i) to the Business of the Company in a manner that will further the best interests of the Company and (ii) in

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Exhibit 10.1

fulfilling his duties under this Agreement, as the same may be stipulated from time to time by the Board of Sitestar or the Chief Executive Officer of Sitestar.  Without limiting the foregoing, nothing herein shall preclude Executive from engaging in or possessing an interest in other business ventures of any nature and description.   Executive shall comply with all policies of the Company applicable to Executive.

3.	Compensation and Benefits
3.1	Salary

Executive acknowledges and agrees that he shall not be entitled to, and will not receive, any salary during the term of his employment hereunder.

3.2	Annual Bonus
(a)

Commencing in calendar year 2018 and thereafter for each calendar year during the employment term, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) from the Company as described below.

(b)

The Annual Bonus for each calendar year will be based on the growth in book value of the Company on an after tax basis, excluding any additional capital raises (“Book Value”), during such calendar year, subject to a high water mark. For the avoiudance of doubt, the high water mark shall be the highest year end Book Value during the course of this Agreement (“High Water Mark”). The growth in Book Value used for the bonus calculation shall be determined for each calendar year during the term hereof on the basis of the increase in book value of the Company at December 31 of such calendar year over book value of the Company at December 31 of the immediately preceding calendar year. The Annual Bonus for will be cash in an amount equal to 20% of the difference between (i) the book value of the Company at December 31 of such calendar year and (ii) the book value of the Company at December 31 of the immediately preceding calendar year, reduced to the extrent the Book Value is below the High Water Mark.

(c)

Executive must be employed by the Company as of December 31 of a given calendar year in order to earn and be eligible to receive any Annual Bonus in respect of such calendar year.  Each Annual Bonus, if any, will be paid as soon as reasonably practicable, based on the availability of reliable financial data required to perform the bonus calculation, and in any event within two and a half (2 1/2) months, after the end of the applicable calendar year; provided, however, in the event that Executive’s employment terminates as a result of a Termination With Cause or a Termination Upon Resignation, Executive shall forfeit automatically all rights in and to any earned but unpaid Annual Bonus

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amount. The Annual Bonus and determinations of book value will be retroactively adjusted for any financial restatements.
3.3	Benefit Plans and Programs

During the term of his employment hereunder, Executive shall be entitled to participate in all health and welfare and other employee benefit plans and programs maintained by the Company, as in effect from time to time, to the extent consistent with applicable law and the terms of the applicable employee benefit plans and programs.

3.4	Expenses

The Company shall pay or reimburse Executive for reasonable travel, lodging, meals, entertainment and other reasonable business expenses necessarily incurred by Executive in connection with the performance of Executive’s duties hereunder, upon presentation of receipts therefor submitted to the Company on a timely basis and in accordance with, and in all cases subject to, the Company’s policies and practices in effect from time to time.

3.5	Withholding

All compensation under this Agreement is subject to applicable tax withholding requirements and other deductions required by law.  Executive agrees that the Company is entitled to deduct from and offset against monies payable and reimbursable to Employee hereunder all sums that Employee may owe the Company at any time.

4.	Termination of Employment
4.1	Termination

Executive’s employment, and the Company’s obligations under this Agreement, shall or may be terminated, in the circumstances set forth below.

(a)	Death. Executive’s employment shall terminate automatically in the event of Executive’s death.
(b)

Disability.  The Company may terminate Executive’s employment in accordance with the provisions of applicable law, in the event the Company and Executive agree that Executive has been substantially unable to perform Executive’s duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or other health-related cause (“Disability”). Executive’s position with respect to the reason or reasons for any such inability to perform duties shall be based upon the opinion of qualified physicians and/or other appropriate medical professionals.  Disability shall not be grounds for

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termination of Executive’s employment under this Agreement in violation of the Americans with Disabilities Act, the Family and Medical Leave Act or any other applicable state or federal law governing the obligations of employers to persons having disabilities, handicaps or serious health conditions.

(c)	Termination With Cause by the Company or Termination Upon Resignation by Executive.
(i)

The Company may terminate Executive’s employment hereunder at any time for Cause by providing to Executive written notice of termination stating the grounds for termination for Cause and such termination shall take effect immediately upon notice of termination (“Termination With Cause”).  As used herein, “Cause” means (a) an act of fraud or dishonesty by Executive that results in material gain or personal enrichment of Executive at the Company’s expense, (b) Executive’s conviction of a felony-class crime (other than relating to the operation of a motor vehicle) or a crime involving moral turpitude, (c) any material breach by Executive of any provision of this Agreement that, if curable, has not been cured by  Executive within thirty (30) days’ written notice of such breach from the Company, (d) Executive willfully engaging in gross misconduct materially injurious to the Company that, if curable, has not been cured by Executive within thirty (30) days’ written notice specifying the alleged willful gross misconduct and material injury, or (e) any intentional act or gross negligence on the part of Executive that has a material, detrimental effect on the reputation or Business of the Company.

(ii)

Executive may resign and terminate Executive’s employment at any time for any reason (or for no reason) upon at least thirty (30) business days’ prior written notice of resignation to the Company (“Termination Upon Resignation”).

(d)

Termination Without Cause by the Company.  The Company may terminate Executive’s employment at any time for any reason (or for no reason) upon at least thirty (30) business days’ prior written notice to Executive (“Termination Without Cause”).

4.2

Payments and Other Entitlements As a Result of Termination.  Executive’s sole entitlements as a result of a termination under Section 4.1 shall be as set forth below in this Section 4.2; provided, that, in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

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Exhibit 10.1

(a)

Death or Disability.  Following termination due to death or Disability, Executive (or Executive’s estate, as applicable) shall be entitled only to payment of any previously earned but yet unpaid Annual Bonus amount pursuant to Section 3.2 in respect of the immediately preceding calendar year, any amounts accrued or payable under any benefit plans (payable at such times as provided therein), and any amounts payable for any unreimbursed business expenses incurred prior to termination.

(b)

Termination With Cause by the Company or Termination Upon Resignation by Executive.  If Executive’s employment terminates as a result of a Termination With Cause or a Termination Upon Resignation, Executive shall be entitled only to payment of any amounts payable for any unreimbursed business expenses incurred prior to termination.

(c)

Termination Without Cause by the Company.  If Executive’s employment is terminated as a result of a Termination Without Cause, Executive shall be entitled only to (i) payment of any previously earned but yet unpaid Annual Bonus amount pursuant to Section 3.2 in respect of the immediately preceding calendar year, any amounts accrued or payable under any benefit plans (payable at such times as provided therein), and any amounts payable for any unreimbursed business expenses incurred prior to termination, and (ii) the right of first refusal as and to the extent provided under Section 5 below.

5.	Right of First Refusal
5.1

In the event (i) that Executive’s employment hereunder is terminated as a result of a Termination Without Cause and Executive has not yet reached the age of 65 as of such time, or (ii) a Sitestar Change of Control occurs and Executive is employed hereunder as President of the Company as of such time, then Executive shall have a right of first refusal, exercisable by written notice to Sitestar from Executive only within thirty (30) days following the occurrence of the applicable event described in clauses (i) or (ii) above, to purchase from Sitestar all of Sitestar’s membership interests in the Company for a purchase price, in cash, equal to the fair market value of the Company as of that time, as determined by a mutually agreeable independent valuation firm selected by Executive and Sitestar.  The fees of such valuation firm shall be borne equally by Executive and Sitestar. The purchase would be subject to the parties’ negotiation, execution and delivery of a mutually acceptable definitive transaction agreement. Sitestar would sell the Company to the Executive on an “as is” basis without any representations or warranties regarding the Company.

5.2

As used in this Section 5, “Sitestar Change of Control” shall mean the occurrence of any of the following after the Effective Date: the sale of all or substantially all the assets of Sitestar; any merger, consolidation or acquisition of Sitestar with, by or into another corporation, entity or person (other than any

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Exhibit 10.1

merger or consolidation in which the shares of Sitestar immediately preceding such merger or consolidation continue to represent a majority of the voting power of the surviving entity immediately after the closing of such merger or consolidation); or any change in the ownership of more than fifty percent (50%) of the voting capital stock of Sitestar in one or more related transactions within a three year period.

6.	Confidential Information

During the term of this Agreement and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, furnish, make available or disclose to any person or use for the benefit of himself or any person, any Confidential Information, except to the extent reasonably necessary to carry out the Executive’s duties and responsibilities to the Company or to the extent required by law or to comply with the lawful subpoena of any administrative or governmental body, in which case the Executive shall give prompt notice of such subpoena to the Company. As used in this Section 6, “Confidential Information” shall mean any information relating to the Business or affairs of the Company or its affiliates, including but not limited to information relating to financial statements, business plans, forecasts, purchasing plans, customer identities, potential customers, employees, current, past and future products, suppliers, equipment, marketing programs, strategies and information, analyses, profit margins or other proprietary information used by the Company in connection with the Business of the Company; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Executive. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

7.	Miscellaneous
7.1	Notices

All notices and other communication between the parties pursuant to this Agreement must be in writing and will be deemed given when delivered in person, one (1) business day after being dispatched by a nationally recognized overnight courier service, three (3) business days after being deposited in the U.S. Mail, registered or certified mail, return receipt requested, or when sent by facsimile (with receipt acknowledged and a copy sent for next day delivery by a nationally recognized overnight courier service), to the Company at the address or facsimile number of Sitestar’s principal office in Virginia and to Executive (or his representatives) at his address or facsimile as shown on the Company’s records. The parties hereto (or their representatives) may change their addresses or facsimile numbers for notice purposes by delivering notice to the other party in accordance with this Section 7.1.

7.2

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Exhibit 10.1

Governing Law

This Agreement will be subject to and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws. Any action or claim between the parties that arises out of this Agreement shall be instituted and prosecuted only in the appropriate state or federal court or other tribunal situated in Delaware.

7.3	Binding Effect

This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, executors, administrators, successors, and assigns, subject to the limitations on assignment herein.

7.4	Modification

No change or modification of this Agreement will be valid unless it is in writing and signed by both of the parties. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person or party to be charged.

7.5	Severability

If any provision of this Agreement is, for any reason, invalid or unenforceable, the remaining provisions of this Agreement will nevertheless be valid and enforceable and will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

7.6	Headings

The headings in this Agreement are inserted for convenience only and are not to be considered in the interpretation of construction of the provisions of this Agreement.

7.7	Assignability

This Agreement may not be assigned by either party without the prior written consent of the other party, except that the Company may assign its rights to, and cause its obligations under this Agreement to be assumed by, any person or entity to whom or to which the Company simultaneously transfers by sale, merger or otherwise all or substantially all of its assets.

7.8

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Exhibit 10.1

Costs and Fees

In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that (i) the Company has breached this Agreement, then the Company shall reimburse Executive for his reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation; or (ii) Executive has breached this Agreement, then Executive shall reimburse the Company for its reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation.

7.9	No Strict Construction

The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.

7.10	Compliance with Section 409A

This Agreement shall be interpreted and administered in a manner so that any amount payable hereunder shall be paid or provided in a manner and at such time and in such form that is either exempt from or compliant with the applicable requirements of Section 409A of the Code.  As used herein, the “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations and interpretive guidance promulgated thereunder.  Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable by reason of Executive’s termination of employment, such amount or benefit will not be payable to Executive by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code (without giving effect to any elective provisions that may be available under such definition), or (ii)  the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.  If any amount that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a “specified employee” (as defined in Section 409A of the Code and applicable regulations), then payment of such non-exempt amounts shall be delayed until the earlier of (a) Executive’s death or (b) the first day of the seventh month following Executive’s separation from service.

7.11

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Exhibit 10.1

Signatures

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  The facsimile signature of any party shall be deemed to be an original signature of such party and shall be given the same effect as an original signature of such party.

[SIGNATURE PAGE FOLLOWS]

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Exhibit 10.1

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the date first above written.

THE COMPANY:	Mt Melrose, LLC, d.b.a Mt Melrose II, LLC

By:SITESTAR CORPORATION,
its sole and managing member

By:	/s/ Steven L. Kiel
Name:	Steven L. Kiel
Title:	Chief Executive Officer

EXECUTIVE:	/s/ Jeffrey I. Moore
JEFFREY I. MOORE

ACKNOWLEDGED AND AGREED SOLELY AS TO THE RIGHT OF FIRST REFUSAL PROVIDED UNDER SECTION 5 HEREOF:

SITESTAR CORPORATION

By:	/s/ Steven L. Kiel
Name:	Steven L. Kiel
Title:	Chief Executive Officer

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